EXHIBIT 10.7
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[Armstrong Logo]    ARMSTRONG WORLD INDUSTRIES, INC.
                    2500 COLUMBIA AVE., P.O. BOX 3001
                    LANCASTER, PA 17604

                    717.397.0611     www.armstrong.com


                                                        [Date]







[Name and Title]
[Address as Appropriate]


Subject:  Emergence Equity Awards

Dear __________:

The Management Development and Compensation Committee of the Board of Directors of reorganized Armstrong World Industries, Inc. (AWI) acted to offer you Emergence Equity Awards effective October 2, 2006. On behalf of the Committee, I am happy to offer you the following:

        ______  shares of Restricted Stock of Armstrong
        ______  Stock Options to purchase Armstrong common stock

This award is made under the Company's 2006 Long-Term Incentive Plan (the "Plan") which became effective today. A copy of the Plan text is provided.


Restricted Stock Award
----------------------
This award is subject to all terms and conditions stated in the Plan, this letter and the enclosed Restricted Stock Award Agreement. It is also subject to the registration of these shares with the Securities and Exchange Commission
(SEC) and until this registration is effective no rights or benefits are available under this award. These shares of AWI common stock will be registered in your name pending distribution following the specified restriction period, subject to forfeiture in accordance with the terms of this award. While you have the right to vote the shares, during the restriction period these shares may not be pledged, sold or transferred other than by will or the laws of descent and distribution.

Your Restricted Stock Award will vest in three equal installments at two, three and four years from October 2, 2006. If you remain employed by Armstrong on the scheduled vesting date, you will receive unrestricted ownership of the respective Restricted Stock Award installment. If AWI makes cash dividend payments to holders of AWI common stock, you will receive a cash payment from Armstrong of an equal amount.

If you terminate employment due to voluntary resignation or retirement without "Good Reason" (as defined below) or if you are involuntarily terminated, you will forfeit all unvested shares of Restricted Stock. Retirement is defined as termination from Armstrong at age 55 or higher following five years of service. In the event of your death, long-term disability, or resignation or retirement for Good Reason, all unvested shares of Restricted Stock will immediately vest and be free of restrictions.

Good Reason for purposes of these Emergence Equity Awards is defined as the occurrence of any one of the following events which occurs prior to October 2, 2007:
     o the assignment to the manager of any duties which constitutes a significant reduction in the manager's responsibilities or any demotion of the manager

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     o    a reduction by the Company of more than 10% to the sum of the manager's annual base salary and short-term incentive target award
     o the relocation of the manager's place of employment by more than 50 miles unless such relocation is closer to the manager's residence

In the event of a post-emergence Change in Control of AWI, all unvested shares of Restricted Stock will immediately vest and be free of restrictions. Change in Control is defined in Section 14(c)(iii) of the Plan.

Following the expiration of the restriction period, a stock certificate for the number of shares held in your name will be distributed to you. In accordance with Section 18 of the Plan, you may elect to satisfy your tax withholding obligations by requesting that the Company withhold shares of common stock that would otherwise be delivered to you.

YOU WILL FIND TWO COPIES OF THE RESTRICTED STOCK AWARD AGREEMENT, ONE OF WHICH YOU SHOULD SIGN AND RETURN TO CATHY PUTT BY OCTOBER 31, 2006. IF THE AGREEMENT IS NOT SIGNED BY THIS DATE, THE RESTRICTED STOCK AWARD WILL BE DEEMED TO NOT HAVE BEEN ACCEPTED. THE AGREEMENT SHOULD BE READ CAREFULLY SINCE IT CONTAINS CERTAIN PROVISIONS WHICH SUPPLEMENT THE PLAN LANGUAGE. WE ALSO ASK THAT YOU SIGN AND RETURN THE ENCLOSED STOCK POWER FORM.

Stock Options
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Each Stock Option will entitle you to purchase one share of AWI common stock at an exercise price equal to the volume weighted average closing price of AWI shares for regular way trading covering the period of October 18, 2006 through October 31, 2006 as reported by the New York Stock Exchange. We will communicate the Stock Option exercise price in a Stock Option Agreement which will be provided to you in early November. This grant is subject to all terms and conditions stated in the Plan, this letter and the Stock Option Agreement. You are not permitted to pledge, sell or transfer these Stock Options prior to exercise other than by will or the laws of descent and distribution.

These option grants are "non-qualified" stock options for tax purposes and accordingly will not be subject to the additional restrictions or tax treatment applicable to qualified (or "incentive") stock options. The Stock Options will have a ten-year term starting October 2, 2006. The Stock Options will vest and become exercisable in three equal installments at two, three and four years from October 2, 2006. If you remain employed by Armstrong on the scheduled vesting date, you will be entitled to exercise the respective Stock Option installment thereafter.

If you terminate employment due to voluntary resignation without "Good Reason" (as defined earlier), you will forfeit all vested and unvested Stock Options. If you terminate employment due to voluntary retirement (minimum age 55 with 5 years of service) without Good Reason, you will forfeit all unvested Stock Options and you will have until the earlier of five years from the date of retirement or the Stock Option expiration date to exercise any vested Stock Options.

If you are involuntarily terminated for reasons other than willful, deliberate or gross misconduct, you will forfeit all unvested Stock Options and you will have until the earlier of three months from the date of termination or the Stock Option expiration date to exercise any vested Stock Options.

In the event of your long-term disability or death, all unvested Stock Options will immediately vest and be exercisable. You or your beneficiary will have until the earlier of three years from the date of disability or death, or the Stock Option expiration date to exercise any outstanding Stock Options. In the case of death, your beneficiary will have a minimum of one year from the date of death to exercise any outstanding Stock Options without regard to the scheduled Stock Option expiration date.

If you resign or retire for Good Reason, all unvested Stock Options will immediately vest and be exercisable. You will have until the earlier of five years from the date of resignation or retirement, or the Stock Option expiration date to exercise any outstanding Stock Options.

In the event of a post-emergence Change in Control of AWI, all unvested Stock Options will immediately vest and be exercisable. You will have until the earlier of five years from the date of Change in Control or the Stock Option expiration date to exercise any outstanding Stock Options.


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In accordance with Section 6(c) of the Plan, you may pay the exercise price by delivering shares of AWI stock you have owned for at least six months. You may also elect to satisfy your tax withholding obligations by requesting that the Company withhold shares of common stock that would otherwise be delivered to you.

Forfeiture of Awards
--------------------
The Plan provisions described under Section 13, Certain Termination of Employment; Forfeitures, limit your rights to receive payment of Restricted Stock and exercise Stock Options under certain circumstances. Events that may result in forfeiture of these awards include termination for willful, deliberate or gross misconduct, or post-termination engagement in any business or employment determined to be competitive with or substantially injurious to the Company's business interest. These forfeiture provisions will apply for a period of two years following a participant's termination of employment.

Future Long-Term Incentive Awards
---------------------------------
This Emergence Equity Award is intended to cover your long-term incentive compensation for 2007. You should not expect to receive another long-term incentive award before 2008.

This letter does not constitute an offer of stock or options, which are offered only pursuant to the attached agreements and subject to registration under the Securities Act of 1933. A prospectus with respect to AWI common stock will be provided to you.

We are pleased to communicate these Emergence Equity Award grants and are confident that you will provide the leadership to increase the value of the Company. Please call ___________ or ____________ if you have questions regarding these documents.






                                            Sincerely,




                                            Michael D. Lockhart
                                            Chairman and Chief Executive Officer








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